Exhibit (e)(37)

JUNO THERAPEUTICS, INC.

AMENDED AND RESTATED

CHANGE IN CONTROL AND SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

1.    Introduction. The purpose of this Amended and Restated Juno Therapeutics, Inc. Change in Control and Severance Plan (the “Amended and Restated Plan”) is to provide assurances of specified benefits to employees of the Company whose employment is subject to being involuntarily terminated other than for death, Disability, or Cause or voluntarily terminated for Good Reason under the circumstances described in the Amended and Restated Plan. This Amended and Restated Plan is an “employee benefit plan,” as defined in Section 3(3) of ERISA. This Amended and Restated Plan is governed by ERISA and, to the extent applicable, the laws of the State of Washington. This Amended and Restated Plan amends and restates in its entirety the Change in Control and Severance Plan that was adopted effective November 4, 2015 (the “Original Plan”). This document constitutes both the written instrument under which the Amended and Restated Plan is maintained and the required summary plan description for the Amended and Restated Plan.

2.    Important Terms. The following words and phrases, when the initial letter of the term is capitalized, will have the meanings set forth in this Section 2, unless a different meaning is plainly required by the context:

2.1.    “Administrator” means the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Amended and Restated Plan pursuant to Section 12, but only to the extent of such delegation.

2.2.    “Agreement Date” means January 21, 2018.

2.3.    “Base Pay” means an Eligible Employee’s annualized base salary in effect immediately prior to the termination of employment (or if the termination is due to Good Reason based on a material reduction in base pay under Section 2.22, then the Eligible Employee’s annualized base salary in effect immediately prior to such reduction).

2.4.    “Board” means the Board of Directors of the Company.

2.5.    “Cause” means, with respect to an Eligible Employee, the occurrence of any of the following: (a) an act of dishonesty made by the Eligible Employee in connection with the Eligible Employee’s responsibilities as an employee, (b) the Eligible Employee’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, or a material violation of federal or state law by Eligible Employee that the Board reasonably determines has had or will have a material detrimental effect on the Company’s reputation or business; (c) the Eligible Employee’s gross misconduct (as defined under the Revised Code of Washington 50.04.294(4)); (d) the Eligible Employee’s willful and material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Eligible Employee owes an obligation of nondisclosure as a result of the Eligible Employee’s relationship with the Company; (e) the Eligible Employee’s willful breach of any material obligations under any written agreement or covenant with the Company; or (f) the Eligible Employee’s continued substantial failure to perform the Eligible Employee’s employment duties (other than as a result of the Eligible Employee’s physical or mental incapacity) after the Eligible Employee has received a written demand of performance from the Board (or in the case of Eligible

Employees who are SVPs or VPs, from the CEO, or in the case of Eligible Employees who are Senior Directors, Directors, or Other Employees, from the CEO or the Eligible Employee’s supervisor) that specifically sets forth the factual basis for the Board’s (or in the case of Eligible Employees who are SVPs or VPs, the CEO’s, or in the case of Eligible Employees who are Senior Directors, Directors, or Other Employees, the CEO’s or the Eligible Employee’s supervisor’s) determination that the Eligible Employee has not substantially performed the Eligible Employee’s duties and has failed to cure such non-performance to the Board’s (or in the case of Eligible Employees who are SVPs or VPs, the CEO’s, or in the case of Eligible Employees who are Senior Directors, Directors, or Other Employees, the CEO’s or the Eligible Employee’s supervisor’s) reasonable satisfaction within thirty (30) business days after receiving such notice. For purposes of this Section 2.5, no act or failure to act shall be considered willful unless it is done in bad faith and without reasonable intent that the act or failure to act was in the best interest of the Company or required by law. Any act, or failure to act, based upon authority or instructions given to the Eligible Employee pursuant to a resolution duly adopted by the Board (or in the case of Eligible Employees other than EVPs and the CEO, a direct instruction from the CEO) or based on the advice of counsel for the Company will be conclusively presumed to be done or omitted to be done by the Eligible Employee in good faith and in the best interest of the Company.

2.6.    “CEO” means the Company’s Chief Executive Officer.

2.7.    “Change in Control” means the first to occur of any of the following on or after the Agreement Date:

2.7.1.    the acquisition by any one person, or more than one person acting as a group (for these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company) (“Person”), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding securities; provided, however, that for purposes of this Section 2.7.1, the acquisition of additional securities by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company shall not be considered a Change in Control;

2.7.2.    a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this Section 2.7.2, if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

2.7.3.    a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this Section 2.7.3, the following shall not constitute a change in the ownership of a substantial portion of the Company’s assets: (a) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer; or (b) a transfer of assets by the Company to: (i) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s securities; (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (iii) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (iii). For purposes of this Section 2.7.3, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a Company transaction that does not constitute a change in control event under Treasury Regulation Section 1.409A-3(i)(5)(v) or Treasury Regulation Section 1.409A-3(i)(5)(vii) shall be not be considered a Change in Control for purposes of this Amended and Restated Plan.

For the avoidance of doubt, a liquidation, dissolution or winding up of the Company, or assignment for the benefit of creditors shall not constitute a Change in Control event for purposes of this Amended and Restated Plan.

2.8.    “Change in Control Period” means the time period beginning on the date of the Closing and ending on the date that is eighteen (18) months following the Closing.

2.9.    “Closing” means the date of consummation of the Merger (as defined in the Merger Agreement), which shall be deemed to constitute a Change in Control of the Company within the meaning of this Plan.

2.10.    “Code” means the Internal Revenue Code of 1986, as amended.

2.11.    “Company” means Juno Therapeutics, Inc., a Delaware corporation, and any successor that assumes the obligations of the Company under the Amended and Restated Plan, by way of merger, acquisition, consolidation or other transaction.

2.12.    “Compensation Committee” means the Compensation Committee of the Board.

2.13.    “Confidential Information” means information (including combinations of individual items of information) that the Company has or will develop, acquire, create, compile, discover, or own, that has value in or to Company’s business that is not generally known and that the Company wishes to maintain as confidential. “Confidential Information” includes both information disclosed by the Company to Eligible Employee and information developed or learned by Eligible Employee during the course of employment with the Company. “Confidential Information” also includes all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not the information is identified as Confidential Information. “Confidential Information” includes non-public information that relates to the actual or anticipated business or products, research, or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including research, product plans, or other information regarding the Company’s products, services, markets, customer lists, and customers (including customers of the Company on which Eligible Employee called or with which Eligible Employee may become acquainted during the term of Eligible Employee’s employment), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of premises, parts, equipment, or other the Company property. “Confidential Information” does not include any information that (a) was publicly known or made generally available prior to the time of disclosure by the Company to me; (b) becomes publicly known or made generally available after disclosure by the Company to me through no wrongful action or omission by Eligible Employee; or (c) is in Eligible Employee’s rightful possession, without confidentiality obligations, at the time of disclosure by the Company as shown by Eligible Employee’s then-contemporaneous written records, except that any combination of individual items of information shall not be deemed to be within any of those exceptions merely because one or more of the individual items are within that exception, unless the combination as a whole is within that exception.

2.14.    “Director” means an Eligible Employee with a job level of “9” with the Company or any subsidiary of the Company.

2.15.    “Disability” means a total and permanent disability as defined in Section 22(e)(3) of the Code unless the Company maintains a long-term disability plan at the time of the Eligible Employee’s termination, in which case the determination of disability under such plan also will be considered “Disability” for purposes of this Amended and Restated Plan.

2.16.    “Effective Date” means the date immediately prior to the date of the Closing, subject to the occurrence of the Closing.

2.17.    “Eligible Employee” means an employee of the Company or any parent or subsidiary of the Company who is employed at the time of the Closing (including any person who has accepted employment with the Company and executed and returned a signed offer letter to the Company but not yet commenced employment at the time of the Closing, provided that such person must commence employment not later than 30 days after the Closing).

2.18.    “Equity Award” means an outstanding award granted to an Eligible Employee by the Company prior to the Closing pursuant to the Company’s 2013 Equity Incentive Plan, as amended, or 2014 Equity Incentive Plan, as amended, to purchase or receive Shares, including any such award as assumed by, or any award granted in substitution for such awards by, a successor to the Company.

2.19.    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.20.    “EVP” means an Eligible Employee with the job level of “EVP” with the Company or any subsidiary of the Company.

2.21.    “Territory” means (a) all counties in the State of Washington, (b) all other states of the United States of America; and (c) all other countries of the world; provided that, with respect to clauses (b) and (c), the Company maintains operations, facilities, or customers in such geographic area prior to the date of the termination of the Eligible Employee’s relationship with the Company.

2.22.    “Good Reason” means, the Eligible Employee’s resignation within three (3) months following the end of the Cure Period (as defined below), without the Eligible Employee’s express written consent, of one or more of the following: (a) a material reduction by the Company in the Eligible Employee’s Base Pay; (b) a material diminution of the Eligible Employee’s authority, duties, or responsibilities relative to the Eligible Employee’s authority, duties, or responsibilities in effect immediately prior to such reduction; (c) a change in the location of the Eligible Employee’s employment of more than fifty (50) miles; or (d) the Company’s material breach of the terms of any material written agreement or covenant with the Eligible Employee related to the Eligible Employee’s provision of services to the Company; provided that, notwithstanding anything to the contrary herein or otherwise, subsection (b) of this definition shall (1) apply solely with respect to Eligible Employees in Tier 1, Tier 2 and Tier 3, and shall not apply to any Eligible Employee who is a Senior Director, a Director or an Other Employee (unless specifically provided otherwise in writing by the Company and disclosed in writing by the Company to Celgene Corporation on or prior to the Agreement Date), and (2) cease to apply in all respects on the 12-month anniversary after the Closing. In order for an event to qualify as Good Reason, the Eligible Employee must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within three (3) months of the initial existence of the grounds for “Good Reason” and a reasonable cure period of thirty (30) days following the date of written notice (the “Cure Period”), and such grounds must not have been cured during such time.

2.23.    “Involuntary Termination” means a termination of employment of an Eligible Employee under the circumstances described in Section 5.

2.24.    “Merger Agreement” means that certain Agreement and Plan of Merger among the Company, Celgene Corporation and Blue Magpie Corporation, dated January 21, 2018, as amended from time to time.

2.25.    “Other Employee” means an Eligible Employee who (i) is not the CEO, an EVP, SVP, VP, Senior Director, or Director, and (ii) has a job level between “1” and “8,” inclusive, with the Company or a subsidiary of the Company.

2.26.    “Section 409A Limit” means two (2) times the lesser of: (i) the Eligible Employee’s annualized compensation based upon the annual rate of pay paid to the Eligible Employee during the Eligible Employee’s taxable year preceding the Eligible Employee’s taxable year of the Eligible Employee’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Eligible Employee’s employment is terminated.

2.27.    “Senior Director” means an Eligible Employee with the job level of “10” with the Company or any subsidiary of the Company.

2.28.    “SVP” means an Eligible Employee with the job level of “SVP” with the Company or any subsidiary of the Company.

2.29.    “Severance Benefits” means the compensation and other benefits that the Eligible Employee will be provided in the circumstances described in Section 5.

2.30.    “Severance Term” means the period of time during which Eligible Employee is receiving certain Severance Benefits, with the maximum extent of such period as set forth in Section 5.1.3 and 5.3.3, respectively.

2.31.    “Share” means a share of the Company’s common stock.

2.32.    “Target Bonus” means either (i) the Eligible Employee’s target bonus percentage multiplied by the Eligible Employee’s Base Pay or (ii) the target bonus amount (as applicable), in each case, as in effect for the Company’s (or its successor’s) fiscal year in which the Eligible Employee’s Involuntary Termination occurs.

2.33.    “Tier” means the tier of Severance Benefits an Eligible Employee is entitled to receive under the Amended and Restated Plan pursuant to Section 5, depending on the rank of the Eligible Employee on the date the right to Severance Benefits is triggered, as set forth below:

2.33.1.    “Tier 1” applies to the CEO.

2.33.2.    “Tier 2” applies to any Eligible Employee who is an EVP.

2.33.3.    “Tier 3” applies to any Eligible Employee who is an SVP or a VP.

2.33.4.    “Tier 4” applies to any Eligible Employee who is a Director or a Senior Director.

2.33.5.    “Tier 5” applies to any Eligible Employee who is an Other Employee.

2.34.    “VP” means (1) an Eligible Employee with the job level of “VP” with the Company or any subsidiary of the Company, or (2) any Eligible Employee below VP who was given the right to participate in the Original Plan as a Tier 3 participant pursuant to a written agreement between such Eligible Employee and the Company made available to Celgene Corporation prior to the Agreement Date.

3.    Change in Control Benefits. An individual who is an Eligible Employee on the date that the Company experiences a Change in Control will be entitled to receive the following benefits:

3.1.    With respect to any Equity Award granted prior to the Closing that is held by an Eligible Employee, a portion of the unvested Shares subject to the Equity Award will become vested and exercisable (if applicable) as set forth in Section 2.8 of the Merger Agreement, subject to the terms and conditions thereof; and

3.2.    In the event that the successor corporation does not assume, or provide a substantially economically equivalent substitute award with the same vesting schedule or vesting provisions that are more favorable to the Eligible Employee, for an Equity Award held by an Eligible Employee, such Equity Award will become fully vested and exercisable, if applicable, immediately prior to the Change in Control, in accordance with the terms and conditions of the Amended and Restated Plan.

4.    Eligibility for Severance Benefits. An individual is eligible for Severance Benefits under the Amended and Restated Plan, as described in Section 5, only if he or she is an Eligible Employee on the date he or she experiences an Involuntary Termination.

5.    Involuntary Termination.

5.1.    Termination During the Change in Control Period. If, during the Change in Control Period, (i) an Eligible Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company) terminates the Eligible Employee’s employment for a reason other than Cause and other than the Eligible Employee’s death or Disability, then, subject to the Eligible Employee’s compliance with Section 7, the Eligible Employee will receive the following Severance Benefits from the Company:

5.1.1.    Salary Severance Benefits. A lump-sum payment of cash salary severance equal to the number of months of annualized Base Pay as set forth below:

(a)    Tier 1: 24 months

(b)    Tier 2: 12 months

(c)    Tier 3: 9 months

(d)    Tier 4: 9 months

(e)    Tier 5: 6 months

5.1.2.    Bonus Severance Benefits. A lump-sum payment of cash bonus severance equal to the greater of (i) the percentage of the Eligible Employee’s applicable Target Bonus set forth below or (ii) the Eligible Employee’s actual achievement against target objectives as applied to the Eligible Employee’s applicable Target Bonus set forth below, in either case prorated based on the proportion of the then current fiscal year the Eligible Employee served through the date of the Eligible Employee’s Involuntary Termination:

(a)    Tier 1: 100%

(b)    Tier 2: 100%

(c)    Tier 3: 100%

(d)    Tier 4: 75%

(e)    Tier 5: 50%

5.1.3.    Continued Medical Benefits. If the Eligible Employee, and any spouse and/or dependents of the Eligible Employee (“Family Members”) has coverage on the date of the Eligible Employee’s Involuntary Termination under a group health plan sponsored by the Company (or by any parent or subsidiary of the Company), the Company will reimburse the Eligible Employee the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) during the period of time following the

Eligible Employee’s employment termination, as set forth below, provided that the Eligible Employee validly elects and is eligible to continue coverage under COBRA for the Eligible Employee and his Family Members. However, if the Company determines in its sole discretion that it cannot provide the COBRA reimbursement benefits without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), the Company will in lieu thereof provide to the Eligible Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that the Eligible Employee would be required to pay to continue the group health coverage in effect on the date of the Eligible Employee’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for the period of time set forth below, which payments will be made regardless of whether the Eligible Employee elects COBRA continuation coverage:

(a)    Tier 1: 24 months

(b)    Tier 2: 12 months

(c)    Tier 3: 9 months

(d)    Tier 4: 9 months

(e)    Tier 5: 6 months

5.2.    Termination Anytime Following Closing – Equity Award Vesting Acceleration. If at any time following the Closing (i) an Eligible Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company) terminates the Eligible Employee’s employment for a reason other than Cause and other than the Eligible Employee’s death or Disability, then, subject to the Eligible Employee’s compliance with Section 7, the Eligible Employee will receive accelerated vesting as to 100% of any of the Eligible Employee’s Equity Awards that were outstanding as of the Closing and that remain outstanding and unvested as of the date of such termination of employment.

5.3.    Original Plan Participants Only — Termination Other Than During the Change in Control Period. For Eligible Employees who were “Eligible Employees” within the meaning of the Original Plan as of immediately prior to the Effective Date, if (i) the Company (or any parent or subsidiary of the Company) terminates the Eligible Employee’s employment for a reason other than Cause and other than due to the Eligible Employee’s death or Disability and (ii) such termination occurs other than during the Change in Control Period, then, subject to the Eligible Employee’s compliance with Section 7, the Eligible Employee will receive the following Severance Benefits from the Company:

5.3.1.    Cash Severance Benefits. Continuing payments of Base Pay as cash severance, payable in accordance with the Company’s payroll practice as in effect from time to time, for the number of months following the Eligible Employee’s termination of employment as set forth below:

(a)    Tier 1: 12 months

(b)    Tier 2: 12 months

(c)    Tier 3:    9 months

5.3.2.    Bonus Severance Benefits. A lump-sum payment of cash bonus severance equal to the greater of (i) 100% of the Eligible Employee’s Target Bonus, pro-rated based on the proportion of the then-current fiscal year the Eligible Employee served through the date of the Eligible Employee’s Involuntary Termination, or (ii) the Eligible Employee’s actual achievement against target objectives as applied to the Eligible Employee’s Target Bonus as of the date of the Eligible Employee’s Involuntary Termination.

5.3.3.    Continued Medical Benefits. If the Eligible Employee, and any Family Members, has coverage on the date of the Eligible Employee’s Involuntary Termination under a group health plan sponsored by the Company (or by any parent or subsidiary of the Company), the Company will reimburse the Eligible Employee the total applicable premium cost for continued group health plan coverage under COBRA during the period of time following the Eligible Employee’s employment termination, as set forth below, provided that the Eligible Employee validly elects and is eligible to continue coverage under COBRA for the Eligible Employee and his Family Members. However, if the Company determines in its sole discretion that it cannot provide the COBRA reimbursement benefits without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), the Company will in lieu thereof provide to the Eligible Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that the Eligible Employee would be required to pay to continue the group health coverage in effect on the date of the Eligible Employee’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for the period of time set forth below, which payments will be made regardless of whether the Eligible Employee elects COBRA continuation coverage:

(a)        Tier 1: 12 months

(b)        Tier 2: 12 months

(c)        Tier 3:    9 months

6.        Limitation on Payments. Except as specifically provided in an agreement between the Company and an Eligible Employee entered into prior to the Closing, in the event that the payments and benefits provided for in the Amended and Restated Plan or other payments and benefits payable or provided to the Eligible Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then the Eligible Employee’s payments and benefits under the Amended and Restated Plan or other payments or benefits (the “280G Amounts”) will be either:

(a)         delivered in full; or

(b)         delivered as to such lesser extent that would result in no portion of the 280G Amounts being subject to the excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Eligible Employee on an after-tax basis, of the greatest amount of 280G Amounts, notwithstanding that all or some portion of the 280G Amounts may be taxable under Section 4999 of the Code.

6.1.        Reduction Order. In the event that a reduction of 280G Amounts is made in accordance with Section 6, the reduction will occur, with respect to the 280G Amounts considered parachute payments within the meaning of Section 280G of the Code, in the following order:

(a)    reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced);

(b)    cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G;

(c)    reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (i.e., the vesting of the most recently granted equity awards will be cancelled first); and

(d)    reduction of employee benefits in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).

In no event will the Eligible Employee have any discretion with respect to the ordering of payment reductions.

6.2.    Nationally Recognized Firm Requirement. Unless the Company and the Eligible Employee otherwise agree in writing, any determination required under this Section 6 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Administrator, whose determination will be conclusive and binding upon the Eligible Employee and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Eligible Employee will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 6. The Company will bear all costs for payment of the Firm’s services in connection with any calculations contemplated by this Section 6.

7.    Conditions to Receipt of Severance. Eligible Employee is required to comply with all the conditions set forth in this Section 7 to receive Severance Benefits under the Amended and Restated Plan.

7.1.    Release Agreement. As a condition to receiving the Severance Benefits under this Amended and Restated Plan, each Eligible Employee will be required to sign and not revoke a separation and release of claims agreement substantially in the form attached hereto as Exhibit A (the “Release”), with such changes as may be required by applicable law. In all cases, the Release must become effective and irrevocable no later than the sixtieth (60th) day following the Eligible Employee’s Involuntary Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Eligible Employee will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.

7.2.    Non-Competition and Non-Solicitation.

7.2.1.    As a condition of receiving the Severance Benefits under the Amended and Restated Plan, and in order to protect Confidential Information, each Eligible Employee will not, either directly or indirectly, during the Severance Term:

(a)    (i) serve as an advisor, agent, consultant, director, employee, officer, partner, proprietor or otherwise of, (ii) have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended), or (iii) participate in the organization, financing, operation, management or control of, any business in competition with the Company’s business as conducted by the Company at any time during the course of Eligible Employee’s employment with the Company. This covenant shall cover Eligible Employee’s activities in every part of the Territory, as defined herein, to the extent permitted by applicable law. Eligible Employee acknowledges and agrees that fulfillment of the obligations contained in this covenant, including, but not limited to, Eligible Employee’s obligation neither to use, except for the benefit of the Company, or to disclose the Company’s Confidential Information and Eligible Employee’s obligation not to compete is necessary to protect the Company’s Confidential Information and to preserve the Company’s value and goodwill. Eligible Employee further acknowledges the time, geographic, and scope limitations of Eligible Employee’s obligations under this Section 7.2 are reasonable, especially in light of the Company’s desire to protect its Confidential Information, and that Eligible Employee will not be precluded from gainful employment if Eligible Employee is obligated not to compete with the Company during the period and within the Territory as described above. This Section 7.2.1(a) and Section 7.2.1(b) shall apply to each Eligible Employee, except to the extent that such Eligible Employee was a resident of California on the termination date or otherwise as prohibited by applicable law, and Sections 7.2.1(a) through 7.2.1(d) shall apply to Eligible Employees in Germany solely to the extent such provisions comply with applicable law governing such employees. Notwithstanding the foregoing sentence, in no event shall any Eligible Employee use Confidential Information for any purpose, whether to compete or solicit or service customers, or otherwise.

(b)    solicit sales from any of the Company’s customers for any product or service that (i) competes with any product or service sold or provided by the Company, (ii) competes with any product or service intended to be sold or provided by the Company at the time of the termination of Eligible Employee’s employment with the Company, or (iii) competed with any product or service sold or provided by the Company at any time during Eligible Employee’s employment with the Company;

(c)    entice any vendor, consultant, collaborator, agent, or contractor of the Company to cease its business relationship with the Company or engage in any activity that would cause them to cease their business relationship with Company; or

(d)    solicit, induce, recruit, or encourage any of the Company’s employees to leave their employment, or attempt to solicit, induce, recruit, encourage, or take away the Company employees.

7.2.2.    Severability. The covenants contained in Section 7.2 shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory.

Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsection 7.2.1 above. If, in any judicial or arbitration proceeding, a court or arbitrator refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of subsection 7.2.1 above are deemed to exceed the time, geographic, or scope limitations permitted by applicable law, then such provisions shall be reformed by the court or arbitrator to cover the maximum time, geographic, or scope limitations, as the case may be, then permitted by such law.

7.2.3.    Reasonableness. The nature of the Company’s business is such that if Eligible Employee were to become employed by, or substantially involved in, the business of a competitor to the Company, it would be difficult not to rely on or use Confidential Information. Therefore, Eligible Employee enters into this Agreement to reduce the likelihood of disclosure of Confidential Information, as well as to protect the value and goodwill of the Company. Eligible Employee acknowledge that the limitations of time, geography, and scope of activity agreed to above are reasonable because, among other things, (a) the Company is engaged in a highly competitive industry, (b) Eligible Employee will have access to Confidential Information, including but not limited to, the Company’s trade secrets, know-how, plans, and strategy (and in particular, the competitive strategy of the Company), (c) in the event Eligible Employee’s employment with the Company ends, Eligible Employee will be able to obtain suitable and satisfactory employment in Eligible Employee’s chosen profession without violating this Agreement, and (d) these limitations are necessary to protect Confidential Information and the goodwill of the Company.

7.3.    Non-Disparagement. During the Severance Term, Eligible Employee agrees to refrain from any disparagement, defamation, libel, or slander of the Company, and agrees to refrain from any tortious interference with the contracts and relationships of the Company. For the avoidance of doubt, reports to, or responses to inquiries by, auditors, the Company’s Board of Directors, the audit committee, or any government agency, as long as such reports or responses are truthful, shall not constitute disparagement.

7.4.    Other Requirements. An Eligible Employee’s receipt of Severance Benefits will be subject to the Eligible Employee continuing to comply with the provisions of this Section 7 and the terms of any confidentiality, proprietary information and inventions agreement (however titled, but such agreements used by the Company in the United States as of the Agreement Date are titled “At-Will Employee Agreement”), including any non-competition and non-solicitation covenants contained therein (which are additional obligations, and not replaced by the provisions of this Section 7), and such other appropriate agreements between the Eligible Employee and the Company. Severance Benefits under this Amended and Restated Plan will terminate immediately for an Eligible Employee if the Eligible Employee, at any time, violates any such agreement and/or the provisions of this Section 7.

7.5.    Whistleblower Protection. Notwithstanding anything to the contrary in this Amended and Restated Plan or in any Release contemplated under Section 7, pursuant to 18 U.S.C. § 1833(b), the Eligible Employee understands that the Eligible Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Eligible Employee’s attorney and (B) solely for the purpose of reporting and investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Eligible Employee understands that if the Eligible Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Eligible Employee may disclose the trade secret to the Eligible Employee’s attorney and use the trade secret information in the court proceeding if the Eligible Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Amended and Restated Plan, any Release contemplated under Section 7, or any other agreement that the Eligible Employee has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Amended and Restated Plan, any Release contemplated under Section 7 or any other agreement that the Eligible Employee has with the Company shall prohibit or restrict the Eligible Employee from making any voluntary disclosure of information or documents concerning possible violations of law to, or seek a whistleblower award from, any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

8.    Timing of Severance Benefits. Provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 10, the severance payments and benefits under this Amended and Restated Plan will be paid, or in the case of installments, will commence, on the Release Deadline Date (such payment date, the “Severance Start Date”), and any severance payments or benefits otherwise payable to the Eligible Employee during the period immediately following the Eligible Employee’s termination of employment with the Company through the Severance Start Date will be paid in a lump sum to the Eligible Employee on the Severance Start Date, with any remaining payments to be made as provided in this Amended and Restated Plan.

9.    Non-Duplication of Benefits; Survival of Other Benefits. Notwithstanding any other provision in the Amended and Restated Plan to the contrary, if the Eligible Employee is entitled to any severance, change in control or similar benefits outside of the Amended and Restated Plan by operation of applicable law or under another Company-sponsored plan, policy, contract, or arrangement, his or her benefits under the Amended and Restated Plan will be reduced by the value of the severance, change in control or similar benefits that the Eligible Employee receives by operation of applicable law or under any Company-sponsored plan, policy, contract, or arrangement, all as determined by the Administrator in its discretion. Subject to the foregoing, this Amended and Restated Plan is not intended to amend, modify, terminate, or supersede any severance, change in control or similar benefits provided under any contract with any Eligible Employee, and to the extent any such contract offers severance, change in control or similar benefits that are more advantageous to the Eligible Employee than the terms hereof, such Eligible Employee shall continue to be entitled to such benefits. Notwithstanding anything herein to the contrary, the Amended and Restated Plan shall supersede the Original Plan in all respects as of, and subject to the occurrence of, the Effective Date.

10.    Section 409A.

10.1.    Notwithstanding anything to the contrary in this Amended and Restated Plan, no severance payments or benefits to be paid or provided to an Eligible Employee, if any, under this Amended and Restated Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until the Eligible Employee has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to an Eligible Employee, if any, under this Amended and Restated Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Eligible Employee has a “separation from service” within the meaning of Section 409A.

10.2.    It is intended that none of the severance payments or benefits under this Amended and Restated Plan will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 10.4 below or resulting from an involuntary separation from service as described in Section 10.5 below. In no event will an Eligible Employee have discretion to determine the taxable year of payment of any Deferred Payment.

10.3.    Notwithstanding anything to the contrary in this Amended and Restated Plan, if an Eligible Employee is a “specified employee” within the meaning of Section 409A at the time of the Eligible Employee’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the Eligible Employee’s separation from service, will become payable on the date six (6) months and one (1) day following the date of the Eligible Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of the Eligible Employee’s death following the Eligible Employee’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Eligible Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Amended and Restated Plan is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

10.4.    Any amount paid under this Amended and Restated Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of Section 10.1 above.

10.5.    Any amount paid under this Amended and Restated Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of Section 10.1 above.

10.6.    The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided under the Amended and Restated Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Notwithstanding anything to the contrary in the Amended and Restated Plan, including but not limited to Sections 12 and 15, the Company reserves the right to amend the Amended and Restated Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Eligible Employees, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of benefits under the Amended and Restated Plan or imposition of any additional tax. In no event will the Company reimburse an Eligible Employee for any taxes that may be imposed on the Eligible Employee as result of Section 409A.

11.    Withholdings. The Company will withhold from any payments or benefits under the Amended and Restated Plan all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.

12.    Administration. The Company is the administrator of the Amended and Restated Plan (within the meaning of section 3(16)(A) of ERISA). The Amended and Restated Plan will be administered and interpreted by the Administrator (in his or her sole discretion). The Administrator is the “named fiduciary” of the Amended and Restated Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Amended and Restated Plan, and any interpretation by the Administrator of any term or condition of the Amended and Restated Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.1, the Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Amended and Restated Plan, and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Amended and Restated Plan; provided, however, that any Amended and Restated Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Amended and Restated Plan must be approved by the Board.

13.    Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 12, each such officer will not be excluded from participating in the Amended and Restated Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Amended and Restated Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Amended and Restated Plan.

14.    Term. The Amended and Restated Plan will become effective upon the Effective Date and will terminate automatically upon the completion of all payments (if any) under the terms of the Amended and Restated Plan.

15.    Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Amended and Restated Plan at any time, without advance notice to any Eligible Employee and without regard to the effect of the amendment or termination on any Eligible Employee or on any other individual. Any amendment or termination of the Amended and Restated Plan will be in writing. Notwithstanding the foregoing, the Company may not, without an Eligible Employee’s written consent, amend or terminate the Amended and Restated Plan in any way, nor take any other action, that (i) prevents that Eligible Employee from becoming eligible for the Severance Benefits under the Amended and Restated Plan, or (ii) reduces or alters to the detriment of the Eligible Employee the Severance Benefits payable, or potentially payable, to an Eligible Employee under the Amended and Restated Plan (including, without limitation, imposing additional conditions). Any action of the Company in amending or terminating the Amended and Restated Plan will be taken in a non-fiduciary capacity. Other than with respect to Section 5.2 and Section 5.3, notwithstanding anything to the contrary herein, all of the Company’s obligations under the Amended and Restated Plan to provide any severance or other payments or benefits shall terminate immediately on the 18-month anniversary of the Closing other than with respect to severance or other payments or benefits that are payable or become payable pursuant to a termination of employment of an Eligible Employee that occurs during the Change in Control Period.

16.    Claims and Appeals.

16.1.    Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Amended and Restated Plan may submit a claim in writing to the Administrator within ninety (90) days of the earlier of (i) the date the claimant learned the amount of his or her benefits under the Amended and Restated Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Amended and Restated Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Amended and Restated Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Amended and Restated Plan’s procedures for appealing the denial. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given within the initial ninety (90) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

16.2.    Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Amended and Restated Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

17.    Attorneys’ Fees. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Amended and Restated Plan. Provided, however, in the event that an Eligible Employee is required to incur attorneys’ fees in order to obtain any payments or benefits under this Amended and Restated Plan, and provided that the Eligible Employee prevails on at least one material issue related to his or her claim(s) under the Amended and Restated Plan, then the Company will reimburse the attorneys’ fees incurred by the Eligible Employee. The reimbursements will be made in accordance with the Company’s normal reimbursement policies following final adjudication of the Eligible Employee’s claims, provided however, that (a) the reimbursements are payable only during the Eligible Employee’s lifetime, (b) the reimbursements will be made on or before the last day of the Eligible Employee’s taxable year following the taxable year in which the expenses were incurred, (c) the right to reimbursement, if any, is not subject to liquidation or exchange for another benefit, and (d) the amount of expenses eligible for reimbursement during an Eligible Employee’s taxable year will not affect the expenses eligible for reimbursement to be provided in any other taxable year.

18.    Source of Payments. All Severance Benefits, other than Equity Award acceleration, will be paid in cash from the general funds of the Company; no separate fund will be established under the Amended and Restated Plan, and the Amended and Restated Plan will have no assets. No right of any person to receive any payment under the Amended and Restated Plan will be any greater than the right of any other general unsecured creditor of the Company.

19.    Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Amended and Restated Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

20.    No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Amended and Restated Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Amended and Restated Plan, an Eligible Employee may be entitled to benefits under the Amended and Restated Plan depending upon the circumstances of his or her termination of employment.

21.    Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Amended and Restated Plan and agree expressly to perform the obligations under the Amended and Restated Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Amended and Restated Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Amended and Restated Plan by operation of law, or otherwise.

22.    Applicable Law. The provisions of the Amended and Restated Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of Washington (but not its conflict of laws provisions).

23.    Severability. If any provision of the Amended and Restated Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Amended and Restated Plan, and the Amended and Restated Plan will be construed and enforced as if such provision had not been included.

24.    Headings. Headings in this Amended and Restated Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

25.    Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Amended and Restated Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

26.    Additional Information.

Plan Name:	Juno Therapeutics, Inc. Amended and Restated Change in Control and Severance Plan

Plan Sponsor:	Juno Therapeutics, Inc.
c/o People Department
400 Dexter Avenue North, Suite 1200
Seattle, WA 98109

Identification Numbers:	EIN: 46-3656275
PLAN: 502

Plan Year:	Company’s fiscal year

Plan Administrator:	Juno Therapeutics, Inc.
Attention: Administrator of the Juno Therapeutics, Inc.
Amended and Restated Change in Control and Severance Plan
400 Dexter Avenue North, Suite 1200
Seattle, WA 98109
206-582-1600

Agent for Service of Legal Process:	Juno Therapeutics, Inc.
Attention: General Counsel
400 Dexter Avenue North, Suite 1200
Seattle, WA 98109
206-582-1600

Type of Plan	Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Amended and Restated Plan is paid by the Employer.

27.    Statement of ERISA Rights.

As an Eligible Employee under the Amended and Restated Plan, you have certain rights and protections under ERISA:

(a)     You may examine (without charge) all Amended and Restated Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s Human Resources Department.

(b)     You may obtain copies of all Amended and Restated Plan documents and other Amended and Restated Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Amended and Restated Plan. The people who operate the Amended and Restated Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Eligible Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Amended and Restated Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Section 16 above.)

Under ERISA, there are steps you can take to enforce the above rights. For example, if you request materials and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Amended and Restated Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

EXHIBIT A

Forms of Release

(attached)

Exhibit A-1

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“Release Agreement”) is entered into by ________ (“Employee”) and Juno Therapeutics, Inc. (Juno Therapeutics, Inc., along with any subsidiary or parent entities, collectively, “Juno”).

A.	Employee was employed by Juno, with terms of that employment set forth in an offer letter signed by you on [DATE] (“Offer Letter”).

B.	Employee also signed the Juno Therapeutics, Inc. At-Will Employee Agreement dated [DATE] (“At-Will Agreement”).

C.	Employee is an “Eligible Employee” within the meaning set forth in the Juno Therapeutics, Inc. Amended and Restated Change in Control and Severance Plan and Summary Plan Description (“Change in Control Plan”).

D.	In settlement of any and all claims and disputes between Employee and Juno, Juno has agreed to provide Employee with certain benefits if Employee executes (and does not revoke) this Release Agreement.

E.	The execution of this Release Agreement and the agreement to its terms will not be considered an admission of any liability or obligation by Juno or Employee.

In consideration of the foregoing, which is incorporated herein by reference, the parties agree as follows:

1.	SEPARATION DATE. Employee’s last date of employment with Juno was [DATE] (“Separation Date”). Employee represents and warrants that Employee has given best efforts to cooperating with and assisting Juno in relation to Employee’s separation of employment and the transition of job duties and work responsibilities and fully complied with all of Employee’s obligations to Juno.

2.	EARNED PAYMENTS AND BENEFITS. Employee has properly reported all hours worked and certifies that Employee has been paid in full and received all compensation and benefits Employee earned by virtue of employment with Juno, including any bonus payments, reimbursements, overtime, and payments for accrued, unused paid time off. Except as stated in this Release Agreement, or as required by law, all compensation and benefits ceased on the Separation Date, except that certain health and welfare benefits for which Employee was enrolled as of the Separation Date will continue until the last day of the month that includes the Separation Date.

3.	ADDITIONAL CONSIDERATION. In consideration for Employee’s covenants and waiver and release under this Release Agreement and subject to the conditions specified below, Juno will provide Employee the payments and benefits applicable to Employee under the terms of Section 5 of the Change in Control Plan (such payments and benefits, collectively, the “Severance”). The Severance is conditioned upon this Release Agreement becoming effective. Employee acknowledges that (a) Juno is not obligated to provide Employee with the consideration provided in this Section 3, absent the effectiveness of this Release Agreement, (b) Juno’s obligations set forth in this Section 3 provide adequate consideration for Employee’s covenants, waiver, and release in this Release Agreement, and (c) Employee’s entitlement to the consideration set forth in this Section 3 is conditioned on Employee’s full compliance with this Release Agreement.

4.	WAIVER AND RELEASE. On behalf of Employee and Employee’s marital community, heirs, executors, administrators, and assigns, Employee hereby waives, releases, and discharges any and all claims against Juno and all of the other Released Parties (as defined below) (“Released Claims”). This release is comprehensive and Released Claims include all claims (including claims to costs or attorneys’ fees), damages, causes of action, and disputes of any kind whatsoever, whether known or unknown, anticipated or unanticipated, contingent, or otherwise, occurring or that could be alleged to have occurred before the date and time of this Release Agreement. Employee understands and agrees that Released Claims include (but are not limited to) any and all claims for wages, incentive compensation, employee benefits (including without limitation stock or other equity), and damages arising under: (a) the Offer Letter, (b) any federal, state, local or foreign law relating to employment discrimination (including the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Older Workers’ Benefits Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the Washington Law Against Discrimination); (c) any federal, state, local or foreign law relating to employment or termination rights and/or benefits (including the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act, and any state equivalent); and (d) any other basis for legal or equitable relief whether based on express or implied contract, tort, statute, or other legal or equitable ground.

However, Released Claims do not include (a) claims challenging the validity of this Release Agreement under the Age Discrimination in Employment Act and/or the Older Workers’ Benefit Protection Act of 1990, (b) claims for breach or enforcement of this Release Agreement, including claims for non-payment of Severance under the terms of the Change in Control Plan, (c) claims that arise after execution of this Release Agreement, (d) entitlement claims under ERISA for vested benefits arising under any applicable ERISA plan, (e) workers’ compensation or unemployment claims, or (f) any other claims that may not be released under this Release Agreement in accordance with applicable law.

For the purpose of this Release Agreement, the term “Released Parties” means Juno, its affiliates, parents, subsidiaries, joint ventures, affiliates, and related companies and its and their present, former, and future successors and assigns, and all of its and their present, former, and future owners, directors, officers, stockholders, members, managers, employees, agents, representatives, assigns, insurers, trustees, employee benefit plans and programs (and the trustees, administrators, fiduciaries, and insurers of such plans and programs), and attorneys, both individually and in their representative capacities.

5.	CHARGES; SETOFF; MISCELLANEOUS. Employee represents and warrants that Employee has not filed any lawsuits, complaints, or charges based on any Released Claims, except as listed below Employee’s signature. If no lawsuits, complaints, or charges are shown below Employee’s signature, none have been filed. Nothing in this Release Agreement prohibits (or may be construed to prohibit) Employee from filing or prosecuting a charge with any federal, state, or local administrative agency (such as the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or the U.S. Securities and Exchange Commission (“SEC”)) or from participating in any investigation or proceeding conducted by the EEOC, NLRB, SEC, or any other such agency. Unless otherwise prohibited by law, Employee further understands and agrees: (a) Employee will not seek and is hereby waiving any claim for personal damages and/or other personal relief; (b) Employee will cause the withdrawal or dismissal with prejudice of any claim Employee has purported to waive in this Release Agreement; (c) if Employee is ever awarded or recovers any amount as to a claim Employee has purported to waive in this Release Agreement (other than under the Age Discrimination in Employment Act if Employee is lawfully allowed to pursue such a claim), Employee agrees that the

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

amount of any award or recovery will be reduced by 90 percent of the amounts Employee was paid under this Release Agreement, with the setoff being appropriately adjusted for Employee’s return of any such amounts; and (d) to the extent such a setoff is not effected, Employee promises to pay, or assign Employee’s right to receive, the amount that should have been setoff to Juno. Notwithstanding the foregoing, this Agreement does not limit Employee’s ability to receive an award for information provided to the SEC. Employee represents and warrants that Employee is the sole owner of any and all Released Claims that Employee may have, and that Employee has not assigned or otherwise transferred Employee’s right or interest in any Released Claim.

6.	JUNO PROPERTY. Employee represents and warrants that Employee has turned over to Juno all property of Juno, including without limitation all uniforms, files, memoranda, keys, manuals, equipment, data, records, and other documents, including electronically recorded documents and data that Employee received from Juno or its employees or that Employee generated in the course of employment with Juno.

7.	CONSIDERATION AND REVOCATION PERIOD. Employee is advised to review this Release Agreement with Employee’s attorney before executing and delivering it to Juno. Following delivery of this Release Agreement, Employee has [21/45] days to review and consider this Release Agreement, after which time the offer of this Release Agreement will expire and may no longer be accepted. Employee may accept this Release Agreement before the expiration of the [21/45]-day consideration period and, if Employee does so, by Employee’s signature, Employee expressly acknowledges that Employee has knowingly and voluntarily chosen to sign this Release Agreement before the expiration of the [21/45]-day consideration period. If the [21/45]-day consideration period expires before the Separation Date, Employee cannot sign this Release Agreement until the day immediately following the Separation Date and the offer of this Release Agreement will not expire before that day. To accept, Employee must execute and deliver the Release Agreement to Juno’s Senior Vice President of People, [Robin Andrulevich], either by hand delivery to [Ms. Andrulevich] or certified U.S. Mail to ATTN: [ROBIN ANDRULEVICH], JUNO THERAPEUTICS, INC., 400 DEXTER AVE N, SEATTLE, WA 98109, or by email to [ROBIN.ANDRULEVICH@JUNOTHERAPEUTICS.COM] with the signed original to follow immediately via certified or regular U.S. Mail. Employee has a period of seven calendar days after delivering the executed Release Agreement to Juno to revoke acceptance of the Release Agreement. To revoke, Employee must deliver a notice revoking Employee’s acceptance in writing to Juno’s Senior Vice President of People, in the same manner described above, before the revocation period has expired. This Release Agreement will become effective upon the eighth day after delivery of this executed Release Agreement by Employee to Juno, provided that Employee has not revoked (“Effective Date”).

8.	CONFIDENTIALITY; OTHER OBLIGATIONS.

8.1	Except as otherwise required by applicable law, Employee agrees to maintain in complete confidence the existence of this Release Agreement, the contents and terms of this Release Agreement, and the consideration for this Release Agreement (collectively, the “Separation Information”). Except as required by law, Employee may disclose Separation Information only to Employee’s immediate family members or a court of competent jurisdiction in any proceedings to enforce the terms of this Release Agreement, Employee’s legal counsel, and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information to provide advice on tax treatment or to prepare tax returns, and must use commercially reasonable efforts to prevent disclosure of any Separation Information to all other

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

third parties. Employee agrees that Employee will not publicize, directly or indirectly, any Separation Information. Employee represents and warrants that Employee has not disclosed, orally or in writing, directly or indirectly, any of the Separation Information to any unauthorized party. Notwithstanding any other provisions of this Release Agreement or the At-Will Employee Agreement, Section 7.5 of the Change in Control Plan applies.

8.3	This Release Agreement, including this Section 8, is not intended to and does not restrict Employee from responding truthfully or making disclosures as may be required or protected by law or legal process, including in connection with a government investigation or proceeding before the EEOC, NLRB, SEC, or any other administrative agency.

8.4	The obligations under this Section 8 are in addition to any obligations imposed under prior agreements and under federal, state, or local laws. In addition to all other relief available under and for breach of this Agreement, Juno may immediately cease to make any further payments or provide any benefits under Section 3 should it discovery violations of or have a reasonable basis to believe that violations are occurring in relation to the obligations set forth or cross-referenced in Section 8. As provided in section 3, Juno’s provision of the Severance is conditioned on full compliance with all obligations on Employee, including all obligations set forth or cross-referenced in Section 8.

9.	ENTIRE AGREEMENT; AMENDMENT. This Release Agreement constitutes the entire understanding between Juno and Employee as relates to the subject matter of this Release Agreement and supersedes all other representations or agreements pertaining to such subject matter. Notwithstanding the foregoing, nothing in this Release Agreement supersedes or restricts any of Employee’s existing obligations to Juno, including Employee’s rights or obligations under Section 7 of the Change in Control Plan and otherwise under the terms of the Change in Control Plan, or under other agreements between Employee and Juno (including the At-Will Employee Agreement and all Employee’s obligations to protect the confidentiality of information of Juno and to assign intellectual property rights to it or otherwise protect its intellectual property and/or business interests), which remain in full force and effect. Nothing in this Release Agreement reflects any admission of liability by Juno or Employee. This Release Agreement may be modified or the terms of this Release Agreement waived only by a separate writing signed by the parties expressly so modifying or waiving this Release Agreement or such terms.

10.	SEVERABILITY. Section 4 of this Release Agreement is integral to its purpose and may not be severed from this Release Agreement. If any other provision of this Release Agreement or compliance by any of the parties with any other provision of this Release Agreement is found to be unlawful or unenforceable, such provision will be deemed narrowed to the extent required to make it lawful and enforceable. If such modification is not possible, such provision will be severed from the Release Agreement and the remaining provisions will remain fully valid and enforceable to the maximum extent consistent with applicable law. To the extent any terms of this Release Agreement are put into question, all terms will be interpreted in a manner that would make them consistent with current law.

11.	CODE SECTION 409A. Juno and Employee agree that this Release Agreement will be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Section 409A”) and all provisions of this Release Agreement will be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding any other provision of this Release Agreement, payments provided under this Release Agreement may only be made upon an event and in

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

a manner that complies with Section 409A or an applicable exemption. Any payments under this Release Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. Any reference to a termination of employment will be interpreted to mean a “separation from service” under Treas. Reg. §1.409A-1(h). Notwithstanding the foregoing, Juno makes no representations that the payments and benefits provided under this Release Agreement comply with Section 409A and in no event will Juno be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

12.	CHOICE OF LAW; ATTORNEYS’ FEES. This Release Agreement will be governed by and interpreted under the laws of the state of Washington, excluding its choice of law rules. In the event of litigation arising out of this Release Agreement, the prevailing party will be entitled to an award of its costs and reasonable attorneys’ fees, except with regard to a claim by Employee challenging the validity of this Release Agreement in connection with a claim under the Age Discrimination in Employment Act.

13.	KNOWING AND VOLUNTARY AGREEMENT. Employee warrants and represents that:

•	Employee has carefully read this Release Agreement and finds that it is written in a manner that Employee understands;

•	Employee knows the contents of this Release Agreement;

•	Employee is and has been advised to consult with Employee’s personal attorney before signing this Release Agreement and has done so or has knowingly and voluntarily waived the right to do so;

•	Employee understands that this Release Agreement is waiving any potential claims under the Age Discrimination in Employment Act and other discrimination statutes, except as provided in this Release Agreement;

•	Employee has been advised that Employee is not barred from filing or prosecuting a charge with any administrative agency (such as the EEOC, NLRB, or SEC) with respect to any such claims or from participating in an investigation or proceeding conducted by the EEOC, NLRB, SEC, or another administrative agency;

•	Employee has had at least [21/45] days to review and analyze this Release Agreement and has been given seven days to revoke acceptance;

•	Employee may not execute this Release Agreement until the day after the Separation Date;

•	Employee did not rely upon any representation or statement concerning the subject matter of this Release Agreement, except as expressly stated in the Release Agreement;

•	Employee understands the Release Agreement’s final and binding effect; and

•	Employee has signed the Release Agreement as Employee’s free and voluntary act.

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

[EMPLOYEE NAME]	JUNO THERAPEUTICS, INC.

By
[Robin Andrulevich]
SVP, People
Date
Date
(Employee Address)

Lawsuits, complaints, or charges (Section 5) are [include name, cause number, and court or agency]:

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

[EXHIBIT A

OLDER WORKERS BENEFIT PROTECTION ACT DISCLOSURE NOTICE]1

[1]	Disclosure to be inserted, if applicable.

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

Exhibit A-2

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“Release Agreement”) is entered into by                  (“Employee”) and Juno Therapeutics, Inc. (Juno Therapeutics, Inc., along with any subsidiary or parent entities, collectively, “Juno”).

F.	Employee was employed by Juno, with terms of that employment set forth in an offer letter signed by you on [DATE] (“Offer Letter”).

G.	Employee also signed the Juno Therapeutics, Inc. At-Will Employee Agreement dated [DATE] (“At-Will Agreement”).

H.	Employee is an “Eligible Employee” within the meaning set forth in the Juno Therapeutics, Inc. Amended and Restated Change in Control and Severance Plan and Summary Plan Description (“Change in Control Plan”).

I.	In settlement of any and all claims and disputes between Employee and Juno, Juno has agreed to provide Employee with certain benefits if Employee executes this Release Agreement.

J.	The execution of this Release Agreement and the agreement to its terms will not be considered an admission of any liability or obligation by Juno or Employee.

In consideration of the foregoing, which is incorporated herein by reference, the parties agree as follows:

1.	SEPARATION DATE. Employee’s last date of employment with Juno was [DATE] (“Separation Date”). Employee represents and warrants that Employee has given best efforts to cooperating with and assisting Juno in relation to Employee’s separation of employment and the transition of job duties and work responsibilities and fully complied with all of Employee’s obligations to Juno.

2.	EARNED PAYMENTS AND BENEFITS. Employee has properly reported all hours worked and certifies that Employee has been paid in full and received all compensation and benefits Employee earned by virtue of employment with Juno, including any bonus payments, reimbursements, overtime, and payments for accrued, unused paid time off. Except as stated in this Release Agreement, or as required by law, all compensation and benefits ceased on the Separation Date, except that certain health and welfare benefits for which Employee was enrolled as of the Separation Date will continue until the last day of the month that includes the Separation Date.

3.	ADDITIONAL CONSIDERATION. In consideration for Employee’s covenants and waiver and release under this Release Agreement and subject to the conditions specified below, Juno will provide Employee the payments and benefits applicable to Employee under the terms of Section 5 of the Change in Control Plan (such payments and benefits, collectively, the “Severance”). The Severance is conditioned upon this Release Agreement becoming effective upon Employee’s execution and delivery to the Company of such executed Release Agreement. Employee acknowledges that (a) Juno is not obligated to provide Employee with the consideration provided in this Section 3, absent the effectiveness of this Release Agreement upon execution and delivery by Employee, (b) Juno’s obligations set forth in this Section 3 provide adequate consideration for Employee’s covenants, waiver, and release in this Release Agreement, and (c) Employee’s entitlement to the consideration set forth in this Section 3 is conditioned on Employee’s full compliance with this Release Agreement.

4.	WAIVER AND RELEASE. On behalf of Employee and Employee’s marital community, heirs, executors, administrators, and assigns, Employee hereby waives, releases, and discharges any and all claims against Juno and all of the other Released Parties (as defined below) (“Released Claims”). This release is comprehensive and Released Claims include all claims (including claims to costs or attorneys’ fees), damages, causes of action, and disputes of any kind whatsoever, whether known or unknown, anticipated or unanticipated, contingent, or otherwise, occurring or that could be alleged to have occurred before the date and time of this Release Agreement. Employee understands and agrees that Released Claims include (but are not limited to) any and all claims for wages, incentive compensation, employee benefits (including without limitation stock or other equity), and damages arising under: (a) the Offer Letter, (b) any federal, state, local or foreign law relating to employment discrimination (including Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the Washington Law Against Discrimination); (c) any federal, state, local or foreign law relating to employment or termination rights and/or benefits (including the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act, and any state equivalent); and (d) any other basis for legal or equitable relief whether based on express or implied contract, tort, statute, or other legal or equitable ground.

However, Released Claims do not include (a) claims for breach or enforcement of this Release Agreement, including claims for non-payment of Severance under the terms of the Change in Control Plan, (b) claims that arise after execution of this Release Agreement, (c) entitlement claims under ERISA for vested benefits arising under any applicable ERISA plan, (d) workers’ compensation or unemployment claims, or (e) any other claims that may not be released under this Release Agreement in accordance with applicable law.

For the purpose of this Release Agreement, the term “Released Parties” means Juno, its affiliates, parents, subsidiaries, joint ventures, affiliates, and related companies and its and their present, former, and future successors and assigns, and all of its and their present, former, and future owners, directors, officers, stockholders, members, managers, employees, agents, representatives, assigns, insurers, trustees, employee benefit plans and programs (and the trustees, administrators, fiduciaries, and insurers of such plans and programs), and attorneys, both individually and in their representative capacities.

5.	CHARGES; SETOFF; MISCELLANEOUS. Employee represents and warrants that Employee has not filed any lawsuits, complaints, or charges based on any Released Claims, except as listed below Employee’s signature. If no lawsuits, complaints, or charges are shown below Employee’s signature, none have been filed. Nothing in this Release Agreement prohibits (or may be construed to prohibit) Employee from filing or prosecuting a charge with any federal, state, or local administrative agency (such as the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or the U.S. Securities and Exchange Commission (“SEC”)) or from participating in any investigation or proceeding conducted by the EEOC, NLRB, SEC, or any other such agency. Unless otherwise prohibited by law, Employee further understands and agrees: (a) Employee will not seek and is hereby waiving any claim for personal damages and/or other personal relief; (b) Employee will cause the withdrawal or dismissal with prejudice of any claim Employee has purported to waive in this Release Agreement; (c) if Employee is ever awarded or recovers any amount as to a claim Employee has purported to waive in this Release Agreement, Employee agrees that the amount of any award or recovery will be reduced by 90 percent of the amounts Employee was paid under this Release Agreement, with the setoff being appropriately adjusted for Employee’s return of any such amounts; and (d) to the extent such a setoff is not effected, Employee promises to pay, or assign Employee’s right to receive, the amount that should have been setoff to Juno. Notwithstanding the

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

foregoing, this Agreement does not limit Employee’s ability to receive an award for information provided to the SEC. Employee represents and warrants that Employee is the sole owner of any and all Released Claims that Employee may have, and that Employee has not assigned or otherwise transferred Employee’s right or interest in any Released Claim.

6.	JUNO PROPERTY. Employee represents and warrants that Employee has turned over to Juno all property of Juno, including without limitation all uniforms, files, memoranda, keys, manuals, equipment, data, records, and other documents, including electronically recorded documents and data that Employee received from Juno or its employees or that Employee generated in the course of employment with Juno.

7.	CONSIDERATION PERIOD. Employee is advised to review this Release Agreement with Employee’s attorney before executing and delivering it to Juno. Following delivery of this Release Agreement, Employee has [21/45] days to review and consider this Release Agreement, after which time the offer of this Release Agreement will expire and may no longer be accepted. Employee may accept this Release Agreement before the expiration of the 21-day consideration period and, if Employee does so, by Employee’s signature, Employee expressly acknowledges that Employee has knowingly and voluntarily chosen to sign this Release Agreement before the expiration of the 21-day consideration period. If the [21/45]-day consideration period expires before the Separation Date, Employee cannot sign this Release Agreement until the day immediately following the Separation Date and the offer of this Release Agreement will not expire before that day. To accept, Employee must execute and deliver the Release Agreement to Juno’s Senior Vice President of People, [Robin Andrulevich], either by hand delivery to [Ms. Andrulevich] or certified U.S. Mail to ATTN: [ROBIN ANDRULEVICH], JUNO THERAPEUTICS, INC., 400 DEXTER AVE N, SEATTLE, WA 98109, or by email to [ROBIN.ANDRULEVICH@JUNOTHERAPEUTICS.COM] with the signed original to follow immediately via certified or regular U.S. Mail.

8.	CONFIDENTIALITY; OTHER OBLIGATIONS.

8.1	Except as otherwise required by applicable law, Employee agrees to maintain in complete confidence the existence of this Release Agreement, the contents and terms of this Release Agreement, and the consideration for this Release Agreement (collectively, the “Separation Information”). Except as required by law, Employee may disclose Separation Information only to Employee’s immediate family members or a court of competent jurisdiction in any proceedings to enforce the terms of this Release Agreement, Employee’s legal counsel, and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information to provide advice on tax treatment or to prepare tax returns, and must use commercially reasonable efforts to prevent disclosure of any Separation Information to all other third parties. Employee agrees that Employee will not publicize, directly or indirectly, any Separation Information. Employee represents and warrants that Employee has not disclosed, orally or in writing, directly or indirectly, any of the Separation Information to any unauthorized party. Notwithstanding any other provisions of this Release Agreement or the At-Will Employee Agreement, Section 7.5 of the Change in Control Plan applies.

8.3	This Release Agreement, including this Section 8, is not intended to and does not restrict Employee from responding truthfully or making disclosures as may be required or protected by law or legal process, including in connection with a government investigation or proceeding before the EEOC, NLRB, SEC, or any other administrative agency.

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

8.4	The obligations under this Section 8 are in addition to any obligations imposed under prior agreements and under federal, state, or local laws. In addition to all other relief available under and for breach of this Agreement, Juno may immediately cease to make any further payments or provide any benefits under Section 3 should it discovery violations of or have a reasonable basis to believe that violations are occurring in relation to the obligations set forth or cross-referenced in Section 8. As provided in section 3, Juno’s provision of the Severance is conditioned on full compliance with all obligations on Employee, including all obligations set forth or cross-referenced in Section 8.

9.	ENTIRE AGREEMENT; AMENDMENT. This Release Agreement constitutes the entire understanding between Juno and Employee as relates to the subject matter of this Release Agreement and supersedes all other representations or agreements pertaining to such subject matter. Notwithstanding the foregoing, nothing in this Release Agreement supersedes or restricts any of Employee’s existing obligations to Juno, including Employee’s rights or obligations under Section 7 of the Change in Control Plan and otherwise under the terms of the Change in Control Plan, or under other agreements between Employee and Juno (including the At-Will Employee Agreement and all Employee’s obligations to protect the confidentiality of information of Juno and to assign intellectual property rights to it or otherwise protect its intellectual property and/or business interests), which remain in full force and effect. Nothing in this Release Agreement reflects any admission of liability by Juno or Employee. This Release Agreement may be modified or the terms of this Release Agreement waived only by a separate writing signed by the parties expressly so modifying or waiving this Release Agreement or such terms.

10.	SEVERABILITY. Section 4 of this Release Agreement is integral to its purpose and may not be severed from this Release Agreement. If any other provision of this Release Agreement or compliance by any of the parties with any other provision of this Release Agreement is found to be unlawful or unenforceable, such provision will be deemed narrowed to the extent required to make it lawful and enforceable. If such modification is not possible, such provision will be severed from the Release Agreement and the remaining provisions will remain fully valid and enforceable to the maximum extent consistent with applicable law. To the extent any terms of this Release Agreement are put into question, all terms will be interpreted in a manner that would make them consistent with current law.

11.	CODE SECTION 409A. Juno and Employee agree that this Release Agreement will be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Section 409A”) and all provisions of this Release Agreement will be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding any other provision of this Release Agreement, payments provided under this Release Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Release Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. Any reference to a termination of employment will be interpreted to mean a “separation from service” under Treas. Reg. §1.409A-1(h). Notwithstanding the foregoing, Juno makes no representations that the payments and benefits provided under this Release Agreement comply with Section 409A and in no event will Juno be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

12.	CHOICE OF LAW; ATTORNEYS’ FEES. This Release Agreement will be governed by and interpreted under the laws of the state of Washington, excluding its choice of law rules. In the event of litigation arising out of this Release Agreement, the prevailing party will be entitled to an award of its costs and reasonable attorneys’ fees.

13.	KNOWING AND VOLUNTARY AGREEMENT. Employee warrants and represents that:

•	Employee has carefully read this Release Agreement and finds that it is written in a manner that Employee understands;

•	Employee knows the contents of this Release Agreement;

•	Employee is and has been advised to consult with Employee’s personal attorney before signing this Release Agreement and has done so or has knowingly and voluntarily waived the right to do so;

•	Employee understands that this Release Agreement is waiving any potential claims under , except as provided in this Release Agreement;

•	Employee has been advised that Employee is not barred from filing or prosecuting a charge with any administrative agency (such as the EEOC, NLRB, or SEC) with respect to any such claims or from participating in an investigation or proceeding conducted by the EEOC, NLRB, SEC, or another administrative agency;

•	Employee has had at least [21/45] days to review and analyze this Release Agreement;

•	Employee may not execute this Release Agreement until the day after the Separation Date;

•	Employee did not rely upon any representation or statement concerning the subject matter of this Release Agreement, except as expressly stated in the Release Agreement;

•	Employee understands the Release Agreement’s final and binding effect; and

•	Employee has signed the Release Agreement as Employee’s free and voluntary act.

[EMPLOYEE NAME]	JUNO THERAPEUTICS, INC.

By
[Robin Andrulevich]
SVP, People
Date
Date
(Employee Address)

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

Lawsuits, complaints, or charges (Section 5) are [include name, cause number, and court or agency]:

SEPARATION AGREEMENT AND RELEASE OF CLAIMS